UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

Cayman Islands

(State or other jurisdiction of incorporation)

001-34094	N/A
(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 800 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On a conference call held by Vantage Drilling Company (“Vantage”) to discuss its earnings for the fiscal year ended December 31, 2011, Paul Bragg, Chairman and Chief Executive Officer of Vantage, disclosed the following information:

In February 2009, Vantage entered into an eight year drilling contract with Petrobras to be performed by a newbuild ultra-deepwater drillship, Dragonquest. Dragonquest is owned by Valencia Drilling Corporation (“Valencia”), which is owned by an affiliate of F3 Capital, Vantage’s largest shareholder. Vantage has been hired to operate the Dragonquest pursuant to a management agreement and was also appointed to oversee the construction of the drillship pursuant to a construction supervision agreement.

Within weeks, Dragonquest will be ready for delivery. Dragonquest will not be delivered and available for the performance of the Petrobras contract until the final shipyard payment is made.

Vantage has had extensive discussions with Valencia and its shareholder regarding a potential investment by Vantage in Valencia, coupled with a project debt facility arranged with a group of commercial lenders. As reported on Vantage’s third quarter earnings conference call, Vantage has been prepared to acquire approximately $60.0 million of Valencia’s equity representing approximately one-third of Valencia’s total equity. However, for a number of reasons, the transaction has not been concluded.

As a result, Vantage has been discussing other possible transaction structures and financing structures with the owner, including the possibility of the acquisition of 100% of the unit by Vantage. Last night, Vantage reached agreement to acquire 100% of Dragonquest. Vantage will purchase the unit at cost, subject to receipt of a favorable fairness opinion and approval by Vantage’s Board of Directors. The total delivered, in-service cost of the project, inclusive of spare parts, capitalized costs and major equipment extras will be approximately $800 million. EBITDA from the eight-year contract will be about $140 to $150 million per year. We expect the transaction, if completed, to be highly accretive to Vantage’s future earnings, cash flows and NAV on a per share basis.

Vantage is planning to conclude debt financing for the entire project cost, and expects to complete the financing and purchase in the next four to five weeks. Transit time will be approximately 90 days and the likely date for commencement of operations is late in the third quarter of this year.

In accordance with General Instruction B.2 to Form 8-K, the information provided under this Item 7.01 shall be deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTAGE DRILLING COMPANY

Date: March 15, 2012	By:	/s/ Douglas G. Smith
Douglas G. Smith
Chief Financial Officer